Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 16, 2007, accompanying the consolidated financial statements and schedule (which report contains an explanatory paragraph relating to the Company’s adoption of SFAS 123R, “Shared-Based Payment” on January 1, 2006) included in the Annual Report of WorldSpace, Inc., on Form 10-K for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the following Registration Statements of WorldSpace, Inc.:

•	Form S-8, No. 333-127328
•	Form S-3, No. 333-139125
•	Form S-3, No. 333-136740

/s/ Grant Thornton LLP

McLean, Virginia

April 16, 2007